EXHIBIT 99.1


                        INTEGRATED SECURITY SYSTEMS, INC.
                             ANNOUNCES NEW FINANCING

Irving, Texas - August 5, 2005 - Integrated Security Systems, Inc. ("ISSI") (OTCBB Symbol: IZZI) today announced a new financing arrangement with Laurus Master Fund, Ltd. ("Laurus Funds"). This agreement provides for refinancing of the existing asset based line with higher availability coupled with a lower rate and certain equity provisions. The loan facility, initially with a $3 million cap, is convertible into Integrated Security Systems, Inc. ("ISSI") common stock at an 8.7% premium to market as of close. There are also warrants representing a call on another approximately 1.7 million in ISSI common stock at higher prices. Please refer to the Company's 8-K filing as of this date for full details.

"This unique financing facility makes Laurus Funds an equity partner and gives them incentive to help us meet our growth objectives," said C. A. Rundell, Jr., Chairman and CEO of ISSI. "They seem not only willing, but anxious to provide additional financing to meet our acquisition and corporate development goals."

About ISSI
Headquartered in Irving, Texas, ISSI is a technology company that provides products and services for homeland security needs. ISSI also designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces. ISSI's Intelli-Site(R) provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement. Intelli-Site(R) features a user-defined graphics interface that controls various security devices within one or multiple facilities. ISSI is a leading provider of anti-terrorist barriers, traffic control and safety systems within the road and bridge and perimeter security gate industries. ISSI designs, manufactures and distributes warning gates, lane changers, airport and navigational lighting and perimeter security gates and operators. ISSI conducts its design, development, manufacturing and distribution activities through three wholly owned subsidiaries: B&B ARMR, Intelli-Site, Inc. and DoorTek Corporation. For more information, please visit www.integratedsecurity.com, www.bb-armr.com www.intelli-site.com, or www.doortek.com.

About Laurus
Laurus Master Fund, Ltd. Is a New York-based institutional fund that specializes in direct investments in small cap companies.


This information contains certain forward-looking statements. It is important to note that ISSI's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: operations may not improve as projected, new products may not be accepted by the marketplace as anticipated, or new products may take longer to develop than anticipated.